EXHIBIT 10.3
MANAGEMENT AGREEMENT
     THIS MANAGEMENT AGREEMENT (this “Agreement") is made this 25th day of August, 2005, by and among WQN Capital Advisors, LLC, a to be formed Delaware limited liability company having an address at 509 Madison Avenue, New York, New York (the “Management Company") and WQN, Inc., a Delaware corporation, having an address at 14911 Quorom Drive, Suite 140, Dallas, TX 75254 (the “Company").
W I T N E S S E T H:
     WHEREAS, the Company is being reorganized as a specialty finance company;
     WHEREAS, the Company requires the services of qualified professionals who can manage and operate the affairs of the Company, and provide suitable facilities; and
     WHEREAS, the Management Company can provide the Company with a fully-equipped office, all appropriate office services, and experienced professionals who can take full responsibility for managing and operating the affairs of the Company.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
     Section 1. Services To Be Provided By The Management Company.
          (a) The Management Company hereby agrees to provide to the Company suitable experienced professionals to enable the Company to conduct its operations.
          (b) The Management Company hereby agrees to provide to the Company, as soon as practicable, an office facility, located within the New York City, New York metropolitan area, to enable the Company to conduct its business operations. Such office will be furnished with office equipment (including computers and software) and furniture suitable to enable the Company to conduct its business operations. The Management Company also agrees to furnish all janitorial service, utility service, local and long distance telephone, high speed internet connections and fax service, and other similar services necessary to the conduct of such operations.
          (c) The Management Company shall seek suitable investment opportunities and manage the investment policy of the Company; perform day-to-day investment and business operations of the Company; provide investment advice; and prepare and disseminate all necessary reports and financial statements to the Company’s management and Board of Directors.
          (d) The authority delegated to the Management Company pursuant to this Agreement will be exercised in conformity with the terms and conditions of this Agreement.

Notwithstanding the foregoing, without the written approval of the board of directors of the Company the Management Company shall not commit, or enter into any agreement on behalf of the Company, with respect to (i) the incurrence by the Company of any indebtedness for borrowed money; (ii) any investment by the Company, other than the investment of cash in short-term permitted investments in the ordinary course of business; or (iii) any other material contract to which the Company is a party.
     Section 2. Term.
          2.1. Length. This Agreement shall commence as of the date of the closing of the Company’s asset sale to VoIP, Inc. (the “Commencement Date”) and shall continue in effect until the earlier of (i) ten (10) years from the Commencement Date, or (ii) termination of this Agreement by either party in accordance with Section 11 hereof (the “Term”).
           2.2. Surrender. Upon termination of this Agreement, the Company shall at its expense, (i) promptly surrender to the Management Company possession of the above-described offices in good order and repair (ordinary wear and tear excepted) and broom clean; (ii) repair any damage to such offices caused by such removal, and (iii) if this Agreement is terminated otherwise than (x) pursuant to Section 11 hereof or (y) as a result of the expiration of the Term, promptly pay the Management Company a fee equal to three percent (3%) of Total Assets (as hereinafter defined), of the Company, calculated as of the date of termination; plus the Fair Market Value (as defined below) of the Incentive Fee and the Capital Gains Fee (as defined in Section 3 hereof) as of the date of termination. As used herein, “Fair Market Value” means the value of the then unpaid amount of the Incentive Fee and the Capital Gains Fee as determined, taking into account appropriate discounts for limitations on voting rights, minority interests, illiquidity and restrictions on transfer of the underlying investments, by an appraisal performed by an investment banking firm of national standing selected by the Company; provided that (i) such appraiser shall be directed to determine fair market value of such security as soon as practicable, but in no event later than thirty (30) days from the date of its selection and (ii) the costs and expense of the appraiser shall be paid by the Company.
     Section 3. Compensation. In consideration for the services to be provided to the Company by the Management Company hereunder, the Company shall pay to the Management Company management fees as follows:
(i)	one-half of one percent (.5%) of Total Assets (as defined below), payable on May 15, August 15, November 15 and March 31, based on the financial statements of the Company at the end of the fiscal quarter immediately preceding the payment date (the “Base Management Fee”); and

(ii)	an incentive fee equal to 20% of the excess, if any, of the Company’s Net Investment Income (as defined below) for each fiscal quarter of the Company that exceeds the Priority Return (as defined below), payable on May 15, August 15, November 15 and March 31, based on the financial statements of the Company determined in accordance with generally accepted accounting principles, consistently applied, at the end of the fiscal quarter immediately preceding the payment date (the “Incentive Fee”); and

(iii)	an incentive fee (“Capital Gains Fee”) equal to 20% of the Company’s net Realized Capital Gains (Realized Capital Gains (as defined below) less Realized Capital Losses (as defined below)) on a cumulative basis for each fiscal year of the Company following the Commencement Date, minus any Unrealized Capital Depreciation (as defined below) at the end of such fiscal year and minus the aggregate amount of all Capital Gains Fees paid to the Management Company in prior fiscal years of the Company, payable on April 15 of each year based on the Company’s audited financial statements for the prior fiscal year of the Company ; provided, however, that no Capital Gains Fees shall be paid to the Management Company with respect to the Company’s investment in Seaview Mezzanine Fund LP (“Seaview”).
As used herein, “Total Assets” means the amount of gross assets of the Company as set forth on the applicable financial statements of the Company at the end of the fiscal quarter immediately preceding the payment date, as determined in accordance with generally accepted accounting principles, consistently applied; provided, however, that in computing Total Assets the gross book value with respect to the Company’s investment in Seaview shall be excluded from the calculation of Total Assets.
As used herein, “Net Investment Income” shall mean the interest income, dividend income, and any other income (including any other fees such as commitment, origination, syndication, structuring, diligence, managerial assistance, monitoring, and consulting fees or other fees that the Company receives from portfolio companies or investments) which are collected during the fiscal quarter of the Company; minus the Company’s operating expenses for the fiscal quarter (including the Base Management Fee and any interest expense, but excluding the Incentive Fee and the Capital Gains Fee); provided, however, that any Net Investment Income with respect to the Company’s investment in Seaview shall be excluded from the calculation of Net Investment Income. Net Investment Income does not include Realized Capital Gains, Realized Capital Losses or Unrealized Capital Depreciation.
As used herein, “Priority Return” means a rate equal to 1.5% (6% annualized) of the Company’s Total Assets.
As used herein, “Realized Capital Gains” on each investment of the Company will be calculated as the excess of the net amount realized from the sale or other disposition of such investment over the original cost of the investment (less any Unrealized Capital Depreciation with respect to such investment which was deducted with respect to the payment of any Capital Gains Fees in any prior fiscal year).
As used herein, “Realized Capital Losses” on each investment of the Company will be calculated as the amount by which the net amount realized from the sale or other disposition of such investment is less than the original cost of such investment.

As used herein, “Unrealized Capital Depreciation” on each investment will be calculated as the amount by which the original cost of such investment exceeds the fair value of such investment as of the end of a fiscal year of the Company.
     Section 4. Payment of Expenses. The Management Company shall be responsible for the payment of: (i) the compensation of all professional and other employees of the Management Company; (ii) the cost of providing support, management and general services to the Company (other than the costs paid by the Company as provided below), including, without limitation: (a) office expenses; (b) travel; (c) business development; (d) office and equipment rental; (e) bookkeeping; and (f) the development, underwriting, due diligence, investigation and monitoring of investments.
     The Company shall pay all of its expenses directly, including, but not limited to, financial printing, legal and independent auditor costs, directors and officers insurance, board of directors expenses for the Company’s board of directors, any other expenses related to the Company being a “publicly reporting company”, direct transaction expenses and the rental of facilities, other than the office facility being provided by the Management Company pursuant to Section 1(b) hereof.
     Section 5. Use and Operation of the Office. The Company shall occupy and use the office provided by the Management Company only for the operation of the Company. The Company shall use such premises for no other purpose, unless approved in advance in writing by the Management Company; such approval may be withheld at the sole discretion of the Management Company. The Company covenants and agrees that it shall observe and comply with all laws, orders, ordinances, rules, requirements and regulations of any and all governmental departments, bodies, bureaus, agencies, and officers, and all rules, directions, requirements and reasonable recommendations of the Management Company’s and the Company’s insurers and of any fire insurance underwriters or rating organization, and of the state and local health departments, and of any other bodies or agencies now or hereafter exercising similar functions in the location in which the Company’s office is situated, which pertain to the use and occupancy thereof.
     Section 6. Indemnification of Management Company. To the fullest extent permitted by law and by the Company’s certificate of incorporation or bylaws, the Company shall indemnify and hold harmless the Management Company, its current and past members, managers, employees, agents and assigns and any of their respective affiliates, from and against any and all liabilities, claims, damages, actions or proceedings arising out of the activities of, or relating to, the Company.
     Section 7. Assignment. Neither the Company nor the Management Company shall have any right to assign this Agreement, rights or obligations hereunder, without the prior written consent of the other party. Any such assignment made without the written consent of the non-assigning party shall be void and deemed ineffective.

     Section 8. Other Activities. This Agreement shall not be construed or applied to prevent the Management Company from engaging in any other business or investment activities, including those which may be similar to the investments or business of the Company.
     Section 9. Notices. Any notice, demand, consent, approval, request or other communication or document to be provided hereunder to a party hereto shall be given in writing, and shall be deemed to have been given forty-eight (48) hours after being sent as certified or registered mail in the United States mails, postage prepaid, return receipt requested, to the address of such party set forth hereinabove or to such other address in the United States as such party may designate from time to time by notice to the other parties.
     Section 10. General.
          10.1. Effectiveness. This Agreement shall become effective upon its execution and delivery by each party hereto.
          10.2. Complete Understanding. This Agreement represents the complete understanding between the parties hereto as to the subject matter hereof, and supersedes all prior and contemporaneous written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as to the subject matter hereof.
          10.3. Amendment. This Agreement may be amended only by an instrument executed and delivered by each party hereto.
          10.4. Applicable Law. This Agreement shall be given effect and construed by application of the law of New York.
     Section 11. Termination. Either the Company or the Management Company may terminate this Agreement as a result of a material breach by the other party of the terms and conditions of this Agreement by providing written notice to the breaching party setting forth in reasonable detail the material breach (a “Notice of Breach”). Upon receipt of a Notice of Breach, the recipient shall have (i) ten days to cure such material breach if such material breach relates to the failure to pay amounts due to the non-breaching party pursuant to this Agreement (a “Payment Default”); or (ii) thirty days to cure such material breach if such material breach relates to any material breach of this Agreement other than a Payment Breach. Notwithstanding the foregoing, (i) if the Total Assets, for two consecutive fiscal quarters, are not at least equal to 60% of the Total Assets on the Commencement Date (net of any amounts payable by the Company as of the Commencement Date), (ii) if E. Denton Jones, Michael B. Adler, David S. Montoya or Scott W. Hartman withdraw as members (whether they own their interest directly or indirectly) of the Management Company, other than as a result of death or disability or (iii) either Scott W. Hartman or David S. Montoya voluntarily terminates their employment with the Company or voluntarily resigns as an officer of the Company (each, a “Triggering Event”), the Company may terminate this Agreement at any time upon written notice to the Management Company during the thirty-day period following the occurrence of the Triggering Event.

(Signatures on following page)

     IN WITNESS WHEREOF, each party hereto has executed and sealed this Agreement, or caused it to be executed and sealed on its behalf by its duly authorized representatives, the day and year first above written.

WQN Capital Advisors, LLC
(a to-be-formed entity)

By:	/s/ David S. Montoya

Its:	Managing Director

WQN, Inc.

By:	/s/ Robert Farmer

Its:	Robert Farmer, Chairman